EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the 2012 Stock Incentive Plan of our reports dated February 21, 2012, with respect to the consolidated financial statements and schedule of Clear Channel Outdoor Holdings, Inc. and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Antonio, Texas
May 18, 2012